Free Writing Prospectus (Supplements the Preliminary Prospectus Supplement dated November 28, 2022)	Filed pursuant to Rule 433 under the Securities Act of 1933 Registration Statement No. 333-238875

Linde Inc.

$300,000,000 4.800% Notes due 2024 (the “2024 Notes”)

$600,000,000 4.700% Notes due 2025 (the “2025 Notes” and, together with the 2024 Notes, the “Notes”)

Pricing Term Sheet

November 28, 2022

Terms Applicable to Each Series of Notes

Issuer:	Linde Inc., a Delaware corporation (formerly known as Praxair, Inc.)

Expected Ratings (Moody’s/S&P)*:	A2/A

Interest Payment Dates:	Semi-annually in arrears on each June 5 and December 5, commencing June 5, 2023.

Interest Record Dates:	May 20 and November 20

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

Santander Investment Securities Inc.

Standard Chartered Bank

Australia and New Zealand Banking Group Limited

BNY Mellon Capital Markets, LLC

Banco Bradesco BBI S.A.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Landesbank Hessen-Thüringen Girozentrale

Siebert Williams Shank & Co., LLC

Skandinaviska Enskilda Banken AB (publ)

Westpac Banking Corporation

Trade Date:	November 28, 2022

Settlement Date:	December 5, 2022 (T+5). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the two business days thereafter will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Terms Applicable to the 2024 Notes

Title of Securities:	4.800% Notes due 2024

Principal Amount:	$300,000,000

Maturity Date:	December 5, 2024

Benchmark Treasury:	4.500% UST due November 30, 2024

Benchmark Treasury Price:	100-01 5/8

Benchmark Treasury Yield:	4.473%

Spread to Benchmark Treasury:	35 basis points

Yield to Maturity:	4.823%

Interest Rate:	4.800% per annum

Public Offering Price (Issue Price):	99.957% of the principal amount thereof plus accrued interest, if any, from December 5, 2022, if settlement occurs after that date.

Optional Redemption:	Make-whole call at T+10 basis points, plus accrued and unpaid interest on the principal amount of the 2024 Notes being redeemed.

CUSIP/ISIN:	53522K AA1 / US53522KAA16

Terms Applicable to the 2025 Notes

Title of Securities:	4.700% Notes due 2025

Principal Amount:	$600,000,000

Maturity Date:	December 5, 2025

Benchmark Treasury:	4.500% UST due November 15, 2025

Benchmark Treasury Price:	100-23

Benchmark Treasury Yield:	4.239%

Spread to Benchmark Treasury:	50 basis points

Yield to Maturity:	4.739%

Interest Rate:	4.700% per annum

Public Offering Price (Issue Price):	99.892% of the principal amount thereof plus accrued interest, if any, from December 5, 2022, if settlement occurs after that date.

Optional Redemption:	Make-whole call at T+10 basis points prior to November 5, 2025; 100% of principal amount on or after November 5, 2025, in either case, plus accrued and unpaid interest on the principal amount of the 2025 Notes being redeemed.

CUSIP/ISIN:	53522K AB9 / US53522KAB98

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the Joint Book-running Managers as set forth below:

BofA Securities, Inc.	dg.prospectus_requests@bofa.com or
800-294-1322 (toll free)

Citigroup Global Markets Inc.	prospectus@citi.com or
800-831-9146 (toll free)

Deutsche Bank Securities Inc.	prospectus.cpdg@db.com or
800-503-4611 (toll free)

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